Exhibit (d)(1)(b)

AMENDMENT TO
INVESTMENT ADVISORY AGREEMENT

The Investment Advisory Agreement dated October 1, 2004 between Capstone Asset Management Company and Steward Funds, Inc. on behalf of Steward Domestic All-Cap Equity Fund and Steward Select Bond Fund is hereby amended as follows:

1.	Effective March 31, 2008, the name of Steward Domestic All-Cap Equity Fund is changed to Steward Large Cap Enhanced Index Fund.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of March 31, 2008.

STEWARD FUNDS, INC.

By
Edward L. Jaroski, President

CAPSTONE ASSET MANAGEMENT COMPANY

By
Edward L. Jaroski, President